Exhibit 10.11

SERA PROGNOSTICS, INC. EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective for all purposes as of March 14, 2012 (the “Effective Date”), by and between Sera Prognostics, Inc., a Delaware corporation (the “Company”), and John J. Boniface, Ph.D. (the “Employee”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and undertakings set forth herein, the parties hereto hereby agree as follows:

1.                  Employment and Duties. Subject to the terms and conditions set forth in this Agreement, the Company shall employ Employee, and Employee hereby accepts employment, as the Chief Scientific Officer of the Company, with those duties and responsibilities which are appropriate and customary for a chief scientific officer of a company similar to the Company. In such capacity, the Employee shall report to the Company’s Chief Executive Officer. During the term of this Agreement, the Employee shall faithfully perform the Employee’s duties, responsibilities and obligations hereunder.

2.                   Base Compensation and Related Matters.

(a)               Salary. In consideration for the services rendered by the Employee to the Company as provided herein, the Company shall pay the Employee an annual base salary of $225,000 per year (the “Base Salary”). The Base Salary shall be paid according to the Company’s standard payroll policy and will be subject to applicable federal and state tax withholdings as required by applicable law. The Base Salary may be increased or decreased at any time by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board in its sole discretion.

(b)              Stock Option Grant(s) and Bonuses. The Employee shall be granted as soon as practicable on or after the Effective Date an option to purchase 158,000 shares of the Company’s common stock (the “Option”) (which option shall be issued as an incentive stock option to the maximum extent allowed under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”)) pursuant to the Company’s 2011 Employee, Director and Consultant Equity Incentive Plan (the “Plan”). The Option shall vest as to twenty-five percent (25%) of the shares subject thereto one (1) year from November 8, 2011 (“Vesting Start Date”), and shall vest with respect to the remaining shares subject thereto in equal monthly installments over an additional three (3) years thereafter commencing on the first day of the month one year following the Vesting Start Date, subject to continued employment by the Company. In addition, the Option shall accelerate with respect to thirty-seven and one-half percent (37.5%) of the unvested shares then subject thereto upon a Change of Control (as defined in the Plan) pursuant to which the Option is terminated pursuant to Section 24(b)(ii) of the Plan or cashed out pursuant to Section 24(b)(iii) of the Plan. The Employee shall be eligible, after the Effective Date, to receive (i) additional stock options pursuant to the Plan, (ii) a bonus of $50,000, or such greater amount as determined by the Board in its sole discretion, which amount shall be paid to the Employee within 15 days of the date that the Company achieves the second tranche milestone as set forth on Exhibit A hereto as determined by the purchasers of the Series A2 Preferred Stock pursuant to Section 1.2(b) of the Series A2 Purchase Agreement provided that the Employee is employed by the Company on the date the milestone is achieved and (iii) additional bonus compensation, as determined by the Board, in its sole discretion; it being the intention of the Board to maintain Employee’s aggregate compensation at levels appropriate and customary to those of companies similar in industry, stage and circumstances to that of the Company. Unless otherwise approved by the Board, all future options granted to the Employee after the Effective Date shall vest with respect to twenty-five percent (25%) of the shares subject thereto upon the completion of one (1) year of continuous service to the Company from the date of grant, and shall vest with respect to the remaining shares subject thereto in equal monthly installments over an additional three (3) years thereafter. Notwithstanding the foregoing, in the event that the Employee’s employment with the Company is terminated by the Company without Cause (as defined in Section 4(a)(iii) below) or by the Employee for Good Reason (as defined in Section 4(b)(ii) below), then the vesting of all options held by the Employee at the time of the termination shall accelerate (i) with respect to thirty-seven and one-half percent (37.5%) of the unvested shares subject thereto, or (ii) if such termination occurs within 30 days prior to or within 12 months after a Change of Control (as defined in the Plan), with respect to one hundred percent (100%) of the unvested shares subject thereto.

(c)               Expenses. The Employee will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee (which are eligible for reimbursement under the Code) actually incurred by him in performing his duties; provided; however, that such expenses are approved in accordance with the Company’s then-current policies and procedures applicable to the most senior-level executive employees of the Company, other than the Employee, or if such policies and procedures are not in place, then as determined in the sole discretion of the Board.

(d)               Employee Benefits. The Company shall reimburse the Employee for the premium costs incurred by the Employee in maintaining medical and dental insurance coverage for the Employee and his family until such time that the Company sponsors a group insurance plan providing medical and dental insurance coverage for Company employees (the “Health Insurance Reimbursement”). The Health Insurance Reimbursement will be paid to the Employee on the last day of each month, provided the Employee has submitted to the Company documentary evidence establishing the Employee’s payment of such premiums to the health insurance provider. The Health Insurance Reimbursement is intended to be provided on a qualified, tax free basis in accordance with Section 106 of the Code. In addition, the Employee is entitled to participate in any employee benefit plans that the Company may make available to its most senior-level executive employees generally, which may include, but not be limited to, profit sharing plans, 401(k) and cafeteria plans, or life, hospitalization, optical, disability or other insurance plans as may be in effect, from time to time, and in accordance with rules established, from time to time, for individual participation in such plans.

(e)               Vacation Days and Paid Leave. The Employee will be entitled to take four (4) weeks of vacation days and paid leave, and shall be entitled to compensation in connection therewith, in accordance with Company policy applicable to senior-level executive employees of the Company, as approved by the Chief Executive Officer in its sole discretion.

3.                 Facilities and Services Furnished. The Company will furnish the Employee with office space and such other facilities, furniture, equipment and services as it may determine to be reasonably necessary for the performance of the Employee’s duties as set forth herein. It is acknowledged that as of the Effective Date, the Company is “virtual” and the Employee is using his own home for the Company office at no expense to the Company.

4.                    Termination.

(a)               Termination by the Company. The Employee’s employment hereunder may be terminated by the Company under any of the following circumstances:

(i)                 Death. This Agreement shall automatically terminate upon the Employee’s death.

(ii)               Disability. The Company may elect to terminate the Employee’s employment in the event of Employee’s Disability upon delivery of written notice to the Employee. For purposes of this Agreement, “Disability” shall mean any condition that, in the reasonable, good faith judgment of a licensed physician selected by the Company, causes the Employee to be unable, after any accommodation required by applicable law, to perform his duties, responsibilities and obligations under this Agreement for a period of at least twelve (12) months.

(iii)            Cause. The Company may terminate the Employee’s employment hereunder for Cause (as defined below) at any time upon delivery of written notice to the Employee. For purposes of this Agreement, “Cause” shall mean (A) the conviction of the Employee by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by the Employee of nolo contendre thereto; (B) the Employee’s willful failure or refusal to follow reasonable and lawful directives of the Board or the Company’s Chief Executive Officer, provided such failure or refusal continues after the Employee’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than thirty (30) days to correct the problem; (C) a material breach by the Employee of any of the provisions of this Agreement; or (D) the Employee’s commission of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of the Board reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Board to entrust Employee with important matters or otherwise work effectively with Employee, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries.

(iv)             Other Termination. The Company may terminate Employee’s employment with the Company at any time and for any reason, with or without cause, subject to the provisions hereof. Employee acknowledges that Employee is, and at all times shall be, an employee at will of the Company and nothing contained herein shall be construed to alter or affect such employee at-will status. Employee may terminate his employment with the Company at any time, for any or no reason, subject to the provisions hereof. Inclusion under any benefit plan or compensation arrangement will not give Employee any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

(b)               Termination by the Employee. The Employee may terminate the Employee’s employment with the Company under the following circumstances:

(i)                 Voluntary Termination. Employee may terminate his employment with the Company for any reason or no reason, upon delivery of written notice to the Company at least fifteen (15) days prior to the specified termination date.

(ii)              Termination for Good Reason. The Employee also may terminate the Employee’s employment with the Company for “Good Reason,” which shall mean for purposes of this Agreement (A) a material breach by the Company of any of the provisions of this Agreement; (B) assignment of Employee to a role, duties or responsibilities materially inconsistent with that of senior executive management; (C) any circumstances caused by the Company that would require Employee to move his principal location of employment in excess of one hundred (100) miles from the Company’s principal business location in Salt Lake City, Utah; or (D) an involuntary material reduction of Employee’s then current Base Salary other than a reduction proportionately affecting all of the Company’s other senior-level executive employees. The Employee must provide the Company with a written Notice of Termination that describes the existence of the condition the Employee believes gives rise to Good Reason under this Section 4(b) within thirty (30) days following the initial existence of the condition. The Company may elect to cure any condition giving rise to Good Reason within thirty (30) days of receipt of notice. The Employee’s termination for Good Reason must, in any event, occur within the six (6) month period immediately following the initial existence of the condition giving rise to Good Reason.

(c)               Effect of Termination. In the event the Employee’s employment is terminated, all obligations of the Company and the Employee under this Agreement shall cease, except that the accelerated vesting of Options set forth in Section 2(b) and the terms of Section 5 through Section 9 shall survive such termination. Upon such termination, the Employee or the Employee’s representative or estate shall be entitled to receive the applicable compensation, benefits and reimbursements set forth in Section 5. The Employee acknowledges that, upon termination of the Employee’s employment, the Employee is entitled to no other compensation, severance or other benefits other than those specifically set forth in Section 5.

5.                  Compensation and Benefits Upon Termination of Employment. At all times after the Effective Date, the Employee shall be entitled to receive additional compensation and benefits upon a termination of Employee’s employment as follows:

(a)               Severance Pay. If either (i) the Company terminates the Employee’s employment for any reason other than Cause, death or Disability or (ii) the Employee terminates his employment for Good Reason; then, on the sixtieth (60th) day following the termination of employment, the Company shall pay the Employee a lump sum amount equal to six (6) months of the Base Salary at the rate in effect at the time of the termination of employment. If the Company terminates the Employee’s employment due to death or Disability and (y) the Company does not provide any insurance benefits payable to the Employee or his beneficiaries, as applicable, upon his death or Disability and (z) the Company has previously, but not necessarily in the then applicable calendar year, achieved Ten Million Dollars in annual gross revenue in a calendar year, then, on the sixtieth (60th) day following the termination of employment due to death or Disability, the Company shall pay the Employee a lump sum amount equal to six (6) months of the Base Salary at the rate in effect at the time of the termination of employment.

(b)               Health Insurance. If either (i) the Company terminates the Employee’s employment for any reason other than Cause, death or Disability or (ii) the Employee terminates his employment for Good Reason, the Company will provide Health Insurance Reimbursement until the earliest of (x) the close of the twelve (12) month period following the Employee’s termination date, and (y) the date when the Employee becomes eligible to receive health insurance coverage in connection with new employment or self-employment. If, as of the termination date, the Company continues to sponsor a group insurance plan providing medical and dental insurance coverage for Company employees, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his employment, then the Company shall pay the portion of the Employee’s monthly premium under COBRA until the earliest of (x) the close of the twelve (12) month period following the Employee’s termination date, (y) the expiration of the Employee’s continuation coverage under COBRA or (z) the date when the Employee becomes eligible to receive health insurance coverage in connection with new employment or self-employment. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(c)                General Release. Any other provision of this Agreement notwithstanding, subsections (a) and (b) above shall not apply unless the Employee has (i) executed a general release of all claims (in a form prescribed by the Company), which must be effective and irrevocable prior to the sixtieth (60th) day following the termination of employment, (ii) returned all property of the Company in the Employee’s possession and (iii) cooperated in good faith with the Company for a transition period not to exceed sixty (60) days to ensure an efficient transfer of the Employee’s duties and responsibilities.

6.                  Non-Competition; Non-Solicitation. The Employee and the Company hereby acknowledge and agree that in connection with the employment of the Employee, the Employee has been and will be provided with trade secrets of the Company and that the Employee and the Company are entering into this Agreement for the protection of such trade secrets. The Employee agrees to abide by the provisions set forth in this Section 6.

(a)               Non-Competition. The Employee shall not, during his employment with the Company and during the one (1) year period following the termination of his employment with the Company (the “Restrictive Period”), directly or indirectly, as a manager, member, promoter, shareholder, agent, representative, director, officer, owner, independent contractor or otherwise, or in connection with any of his consultants, employees, agents, partners, relatives, affiliates or representatives or through any third party:

(i)                 anywhere in the United States (the “Restricted Area”) compete with or own, manage, operate or control any business that directly competes in the Company’s field of interest or products in the active development pipeline of the Company (for purposes of this paragraph, ownership of securities of not in excess of one percent (1%) of the outstanding capital stock of a public company shall not be considered to be competition with the Company); or

(ii)             anywhere in the Restricted Area, act as an employee, director, officer, manager, member, advisor, consultant, representative or agent for any business of the type and character engaged in and competitive with the Company.

(b)                Non-Solicitation. The Employee shall not, during the Restrictive Period directly or indirectly, as a manager, member, promoter, shareholder, agent, representative, director, officer, owner, independent contractor or otherwise, or in connection with any of his consultants, employees, agents, partners, relatives, affiliates or representatives or through any third party, solicit the employment of or hire any current employee of the Company, or solicit a relationship with any customer of the Company, located anywhere in the Restricted Area.

(c)                Definitions. For purposes of this Section 6, the terms “compete with the Company,” “competitive with the Company,” “field of interest” and similar terms referring to competition with the Company shall mean any business that is engaged in identifying and commercializing biomarkers in blood samples of pregnant women which are predictive of preterm birth and other pregnancy complications or any other anticipated business ventures of the Company which have been discussed with the Board or amongst the senior-level executive employees as of the date of Employee’s termination.

7.                  Maintaining Confidential Information.

(a)               Company Confidential Information. The Employee hereby agrees at all times during which he provides services as a director, officer, employee or consultant of the Company (“Employee’s Service”), and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, formulas, developmental or experimental work, computer lists, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees (collectively “Confidential Information”).

Notwithstanding the above, Employee shall not have liability to the Company with regard to any Confidential Information which Employee can prove:

(i)                 was in the public domain at the time it was disclosed by the Company or has entered the public domain through no fault of Employee;

(ii)               was known to the Employee without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(iii)               is disclosed with the prior written approval of the Company;

(iv)            becomes known to Employee, without restriction, from a source other than the Company without breach of this Agreement by Employee and otherwise not in violation of the Company’s rights; or

(v)             is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Employee shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent such disclosure.

(b)               Former Employer Information. The Employee hereby agrees that he will not, during Employee’s Service, improperly use or disclose any proprietary information or trade secrets of his former or concurrent employers or companies, if any, and that he will not make available to the Company any unpublished document or any property belonging to his former or concurrent employers or companies, if any, unless consented to in writing by said employers or companies.

(c)               Third-Party Information. The Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee hereby agrees, during Employee’s Service and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Board.

8.                  Availability of Equitable Remedies. The Employee hereby acknowledges and agrees that a breach of Section 6 or Section 7 will cause irreparable harm and damage to the Company, that the remedy at law for the breach or threatened breach of Section 6 or Section 7 will be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company will be entitled to injunctive relief for any breach or threatened breach of Section 6 or Section 7.

9.                   Miscellaneous.

(a)               Notification of New Employer. In the event that the Employee leaves the employ of the Company, he hereby grants consent to notification by the Company to his new employer about his rights and obligations under this Agreement.

(b)               Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.

(c)               Notices. Any notices, requests or consents hereunder shall be deemed given, and any instrument delivered, three (3) days after they have been mailed by first class mail, postage prepaid, one (1) day after they have been delivered by overnight courier, twelve (12) hours after such notice has been sent by facsimile, or upon receipt if delivered personally, as follows:

To the Company:

2749 East Parleys Way, Suite 200

Salt Lake City, UT 84109

To the Employee:

1020 Douglas St

SLC, UT 84105

except that any of the foregoing may, from time to time, by written notice to the others, designate another address or fax number which shall thereupon become his or its effective address for the purposes of this Section 9(c).

(d)               Governing Law. This Agreement shall be governed by the laws of the State of Utah, without giving effect to its conflict of laws principles.

(e)               Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. This Agreement is for the unique personal services of the Employee, and the Employee shall not be entitled to assign any of the Employee’s rights or obligations hereunder.

(f)                Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement, and supersedes all other prior agreements and understandings with respect thereto, including, but not limited to, the Prior Agreement. This Agreement can be amended or modified only in a writing signed by the Employee and the Company.

(g)              No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(h)             Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

(i)                 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)                Costs and Expenses. The Company shall reimburse all of the Employee’s reasonable costs and expenses (including, without limitation, attorneys’ fees), incurred in connection with the negotiation and preparation of this Agreement.

(k)              Attorneys’ Fees. In the event of any action at law, equity or under this Agreement to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such party may be entitled, unless the action is one in which only a prevailing plaintiff is entitled to prevailing party fees and costs (such as a Title VII action).

(l)                 Section 409A. The Company intends that the cash severance payments to which the Employee is entitled on his termination of employment pursuant to Section 5 are payable on the Employee’s Separation from Service (as defined below) and are exempt from, or are otherwise payable in compliance with Section 409A. The Company intends that the Company’s continued payment for the cost of the Employee’s welfare benefits (including the payment of all COBRA administrative costs and expenses) provided by Section 5 will comply with the exception to Section 409A for reimbursements and certain other separation payments, as described in Treas. Reg. § 1.409A-1(b)(9)(v)(B), to the extent such costs are taxable and subject to imputed income treatment.

(i)                 Separation from Service Defined. For purposes of this Agreement, the term “termination of employment” means the Employee’s “Separation from Service.” The term “Separation from Service” means (A) the termination of the Employee’s employment with the Company and all affiliates for any reason or (B) a permanent reduction in the level of bona fide services the Employee provides to the Company and all affiliates to an amount that is twenty percent (20%) or less of the average level of bona fide services the Employee provided to the Company and all affiliates in the immediately preceding thirty-six (36) months (or the entire time period during which the Employee provided services to the Company and all affiliates if the Employee has been providing such services for less than thirty-six (36) months), with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). Solely for purposes of determining whether an organization is an “affiliate” of the Company, the Company will follow the rules set forth in Treas. Reg. § 1.409A-1(h)(3) (which generally requires fifty percent (50%) common ownership or control). The Employee’s employment relationship is treated as continuing while the Employee is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months; or, if longer, so long as the Employee’s right to reemployment with the Company or an affiliate is provided either by statute or contract). If the Employee’s period of leave exceeds six (6) months and his right to re-employment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

(ii)              Delay in Payments. Notwithstanding any provision of this Agreement to the contrary, if any of the severance payments are subject to Section 409A and the Employee is a “Specified Employee” at the time of his Separation from Service, no payments shall be made to the Employee prior to the first business day following the date which is six (6) months after the Employee’s Separation from Service. Any amounts that would have been paid during the six (6) months following the Employee’s Separation from Service will be paid on the first business day following the expiration of the six (6) month period without interest thereon. The Employee may not elect the taxable year of such payment. The six (6) month delay for a Specified Employee does not apply if the Employee dies.

(iii)            Specified Employee Defined. For purposes of this Agreement, the term “Specified Employee” means certain officers and highly-compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i), and as determined in accordance with such procedures as may be adopted from time to time by the Company.

(iv)             Miscellaneous Payment Provisions. If payment is not made, in whole or in part, due to a dispute between the Employee and the Company, the payments shall be made in accordance with Treas. Reg. § 1.409A-3(g), as applicable. It is intended that each installment of the payments and benefits provided under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. If an expense reimbursement or provision of in-kind benefit provided pursuant to this Agreement is not exempt from Section 409A of the Code, the following rules apply: (A) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (B) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (C) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(v)              Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral, except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(vi)             No Elections. The Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.

(vii)           Compliant Operation and Interpretation. This Agreement shall be operated in compliance with the requirements of Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

(m)             Dispute Resolution; Venue.

(i)                 The Company and the Employee shall use reasonable, good faith efforts to settle any dispute through non-binding mediation before a mutually-acceptable, neutral, third-party mediator. The mediation shall be held in Salt Lake City, Utah and administered by the CPR Institute for Dispute Resolution (the “CPR Institute”) under the CPR Mediation Procedure then in effect. Unless otherwise agreed, the parties shall jointly select a single mediator from the CPR Panels of Distinguished Neutrals based on a list of mediator candidates supplied by the CPR Institute. If, within fourteen (14) days after either party makes a written request for mediation under this Section 9(m)(i), the parties have not reached agreement on the selection of a mediator, the mediator shall be selected in accordance with the CPR Mediation Procedure currently in effect. A good faith attempt at mediation shall be a condition precedent to the commencement of litigation, but nothing in this Agreement, including, but not limited to paragraph (ii) below, shall be deemed a condition precedent to any court action for injunction or other interim relief pending the outcome of mediation.

(ii)              If the parties are unable to resolve the dispute by mediation in a timely manner (which, in any case, shall not exceed sixty (60) days from the first notice of mediation), either party may attempt to resolve the dispute by commencing an action (or defending or responding to such action) exclusively in the jurisdiction and venue of the courts, whether federal or state, located in Salt Lake County, Utah.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

THE COMPANY:

SERA PROGNOSTICS, INC.

By:	/s/ Gregory C. Critchfield, M.D.
Gregory C. Critchfield, M.D.
Chairman, President and CEO

THE EMPLOYEE:

/s/ John J. Boniface
John J. Boniface, Ph.D.

EXHIBIT A

SECOND TRANCHE MILESTONE

The Second Tranche Milestone shall be the occurrence of either one of the following conditions:

(1) the Area Under the Curve (AUC) of the Receiver Operator Characteristic (ROC) curve of a clinically meaningful commercial preterm birth predictor has been validated to be statistically different from 0.5;

OR

(2) the Company’s Board of Directors agrees unanimously that the commercial preterm birth predictor has been successfully validated.